Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

January 27, 2026

Zeo Energy Corp.

7625 Little Rd, Suite 200A

New Port Richey, FL 34654

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Zeo Energy Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes (i) a combined prospectus as described further below (the “Resale Prospectus”) to be used for the resale by the selling shareholders named therein (the “Selling Stockholders”) of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), and (ii) a separate prospectus (the “ELOC Prospectus,” together with the Resale Prospectus as the “Prospectus”) to be used for the resale (i) from time to time up to 11,454,607 shares of Common Stock (the “ELOC Shares”) by White Lion Capital, LLC (“White Lion”), and (ii) shares of Common Stock issuable to White Lion as commitment shares pursuant to the Purchase Agreement (the “Commitment Shares”). All initially capitalized terms not otherwise defined herein shall have the meanings given to those terms in the Prospectus included as a part of the Registration Statement.

The Resale Prospectus relates to the resale by the Selling Stockholders listed in the Resale Prospectus of up to 50,214,821 shares of Common Stock (the “Resale Shares”), which includes:

●	1,851,851 shares of Common Stock issued to LHX as partial repayment of the Lumio Promissory Note, which were issued pursuant to the terms of the Lumio Promissory Note, in satisfaction of $2.5 million of the total outstanding principal amount at a $1.35 per share conversion price;

●	677,711 shares of Common Stock issued to Piper Sandler at an equity consideration value of $2.49 per share, 50% of which will be subject to lock up as described below;

●	8,080,000 shares of Common Stock issued to LHX as compensation for the Lumio Assets.

●	4,000,004 outstanding shares of Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

●	1,838,430 shares of Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and the Company’s Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

●	33,266,825 shares of Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and the Company’s Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

●	500,000 shares of Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

The ELOC prospectus relates to the resale of the ELOC Shares and Commitment Shares which may be issued to White Lion pursuant to certain Common Stock Purchase Agreement dated January 27, 2026 (the “Purchase Agreement”), entered by and between the Company and White Lion, and which are being registered under the Registration Statement pursuant to a Registration Rights Agreement dated January 27, 2026 (the “RRA”), entered by and between the Company and White Lion.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Certificate of Incorporation and Amended and Bylaws of the Company, each as in effect as of the date of this opinion; (iii) the Purchase Agreement, (iv) the RRA, and (v) records of meetings and consents of the board of directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

●	the ELOC Shares, when sold and issued against payment therefor in accordance with the terms of the Purchase Agreement as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable;

●	the Resale Shares were duly and validly issued, fully paid and non-assessable; and

●	the Commitment Shares, when issued, will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP